                                                                      EXHIBIT 12



                             WMX TECHNOLOGIES, INC.

                       Ratio of Earnings to Fixed Charges
                                  (Unaudited)

                      (millions of dollars, except ratio)

                                                                 Six Months
                                                               Ended June 30
                                                            -------------------
                                                              1994     1995 (1)
                                                            --------  ---------
Income Before Income Taxes, Undistributed Earnings
  from Affiliated Companies and Minority Interest...        $690.8      $608.1

Interest Expense....................................         216.1       259.1

Capitalized Interest................................         (53.6)      (39.0)

One-Third of Rents Payable in the Next Year.........          23.6        25.6
                                                            ------      ------

Income Before Income Taxes, Undistributed Earnings
  from Affiliated Companies, Minority Interest,
  Interest and One-Third of Rents...................        $876.9      $853.8
                                                            ======      ======

Interest Expense....................................        $216.1      $259.1

One-Third of Rents Payable in the Next Year.........          23.6        25.6
                                                            ------      ------

Interest Expense plus One-Third of Rents............        $239.7      $284.7
                                                            ======      ======

Ratio of Earnings to Fixed Charges..................      3.66 to 1   3.00 to 1

(1) The results for 1995 include a special charge ($140.6 million before income taxes), recorded by the Company's Chemical Waste Management, Inc., subsidiary, primarily related to a revaluation of investments in certain hazardous waste treatment and processing technologies and facilities, due to continued deterioration of the hazardous waste market. Excluding the effect of this charge, the ratio of earnings to fixed charges would be 3.49 to 1.